RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                     THE KELLER MANUFACTURING COMPANY, INC.


     This corporation ("Corporation") is governed by the applicable provisions of the Indiana Business Corporation Law ("Act").

                                    ARTICLE I

                                      Name

     The name of the Corporation is The Keller Manufacturing Company, Inc.

                                   ARTICLE II

                                     Purpose

     The purpose for which the Corporation is formed is to operate a furniture manufacturing business and, in general, to transact any and all lawful business for which corporations may be incorporated under the laws of the State of Indiana.

                                   ARTICLE III

                                Term of Existence

     The Corporation shall have perpetual existence.

                                   ARTICLE IV

                                     Shares

     Section 4.1. Number. The total number of shares which the Corporation-shall have authority to issue is Two Million (2,000,000) shares.

     Section 4.2. Classes. There shall be one (1) class of shares of the Corporation, which shall be designated as "Common Shares".
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     Section 4.3. Relative Rights, Preferences,  Limitations and Restrictions of
Common Shares. All Common Shares shall have the same rights, preferences, limitations and restrictions.

     Section 4.4. Voting Rights of Common Shares. Each holder of Common Shares shall be entitled to one (1) vote for each share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Shares.

                                    ARTICLE V

                     Registered Office and Registered Agent

     Section 5.1. Registered Office. The street address of the Corporation's registered office is 624 N. Water Street, Corydon, Indiana 47112.

     Section 5.2. Registered Agent. The name of the Corporation's registered agent at such registered office is Robert W. Byrd.

                                   ARTICLE VI

                               Board of Directors

     The total number of directors shall be that specified in or fixed in accordance with the bylaws. In the absence of a provision in the bylaws specifying the number of directors or setting forth the manner in which such number shall be fixed, the number of directors shall be nine (9). If the number of directors shall be nine (9) or more, the bylaws may provide for staggering of the Board of Directors into two (2) or three (3) groups, as provided in the Act.

                                   ARTICLE VII

                    Indemnification of Directors and Officers

     Section 7.1. Rights to Indemnification and Advancement of Expenses. The Corporation shall indemnify every director made a party to a proceeding because such person is or was a director, as a matter of right, against all liability incurred by such individual in connection with the' proceeding; provided that it is determined in the specific case that indemnification of such individual is permissible in the circumstances because such individual has met the standard of conduct for indemnification specified in the Indiana Business Corporation Law, as amended (the "BCL"). The Corporation shall pay for or reimburse the reasonable expenses incurred by a director in connection with any such proceeding in advance of final disposition thereof in accordance with the procedures and subject to the conditions specified in the BCL. The Corporation shall indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the individual in connection with the proceeding without the requirement of a determination as set forth in the first sentence of this
Section 7.1. Upon demand by a director for indemnification or advancement of expenses, as the case may be, the Corporation shall expeditiously determine whether the director is entitled thereto in accordance with this Article and procedures specified in the BCL. Every individual who is or was an officer of the Corporation shall be indemnified, and shall be entitled to an advancement of expenses, to the same extent as if such individual is or was a director. The indemnification provided under this Article shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Article.


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     Section 7.2. Other Rights Not Affected.  Nothing  contained in this Article shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any such individual. It is the intent of this Article to provide indemnification to directors and officers to the fullest extent now or hereafter permitted by law consistent with the terms and conditions of this Article. Therefore, indemnification shall be provided in accordance with the Article irrespective of the nature of the legal or equitable, theory upon which a claim is made, including without limitation negligence, breach of duty, mismanagement, corporate waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities laws, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law.

     Section 7.3. Definitions. For purposes of this Article VII:

          (i) The term "director" means an individual who is or was a member of the Board of Directors of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the Corporation's request if the director's duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. The term "director" includes, unless the context requires otherwise, the estate or personal representative of a director.

          (ii) The term "expenses" includes all direct and indirect costs (including, without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Article, applicable law or otherwise.

          (iii) The term "liability" means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

          (iv) The term "party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.


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          (v) The term "proceeding"  means any threatened,  pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.